UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 3, 2006

THE SAVANNAH BANCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-18560	58-1861820
State of Incorporation	SEC File No.	Tax I.D. No.

25 Bull Street, Savannah, GA 31401
(Address of principal executive offices) (Zip Code)

912-629-6486
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01 - Other Events

SAVANNAH, Ga., Nov. 3, 2006 (PRIMEZONE) -- The Savannah Bancorp, Inc. (Nasdaq:SAVB) announced today that Thomas W. Lennox has been appointed President and Chief Executive Officer of its Harbourside Community Bank subsidiary. Lennox brings over 33 years of banking experience and extensive knowledge in retail, trust, mortgage and commercial banking to Harbourside. Most recently, Lennox was a founder and President/Chief Operating Officer of The Legacy Bank, a de novo bank located in Harrisburg, Pennsylvania. At Legacy Bank, he was responsible for all bank operations, credit policy and business development. Under his leadership, Legacy grew to $385 million in six years and merged with FNB Corp in May, 2006.

Prior to Legacy, Lennox served in senior management roles in various banking affiliates of Pennsylvania-based Keystone Financial.

Lennox received his undergraduate degree in Economics from Ohio State University and is a graduate of the Stonier Graduate School of Banking at the University of Delaware. He has been a second home resident of Hilton Head Island, SC for many years.

Harbourside Community Bank is a de-novo federal savings bank operating on Hilton Head Island, SC which was organized as a subsidiary of SAVB in March, 2006.

The Savannah Bancorp, Inc. (SAVB), a bank holding company for The Savannah Bank, N.A., Bryan Bank & Trust (Richmond Hill, Georgia) and Harbourside Community Bank (Hilton Head Island, SC), is headquartered in Savannah, Georgia. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers.

CONTACT: The Savannah Bancorp, Inc.
G. Mike Odom, Jr., Chief Executive Officer
(912) 629-6486
John Helmken, President
(912) 629-6505

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Savannah Bancorp, Inc. (Registrant)

By: /s/ Robert B. Briscoe           Date: November 3, 2006
Robert B. Briscoe
Chief Financial Officer